Exhibit 16.1

March 17, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 13, 2008, of Microtune, Inc. and are in agreement with the statements contained in the second paragraph in section (a) on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP